Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER FISCAL YEAR 2010 RESULTS

Strong Second Quarter Financial Results Driven by Mutual Fund Proxy Activity

Lake Success, New York – February 4, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR), a technology services company focused on global capital markets, today reported revenues of $529.7 million, net earnings from continuing operations of $51.5 million and diluted earnings per share from continuing operations of $0.37 for the second fiscal quarter ended December 31, 2009. This compares with revenues of $437.5 million, net earnings from continuing operations of $30.0 million and diluted earnings per share from continuing operations of $0.21 for the comparable quarter of the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “I am pleased with the strong financial results for the quarter and especially our closed sales, which are up 30% for the quarter and 36% year-to-date.”

Mr. Daly added, “Revenues for the quarter were up significantly, driven by an unprecedented level of event-driven mutual fund proxy revenues and related distribution revenues. We had planned for the event-driven mutual fund revenues to rebound, but they were stronger than anticipated and were a significant contributor to our revenue growth this quarter.”

Financial Results for Second Quarter Fiscal Year 2010

It is anticipated that the previously announced Penson transaction will close in the second half of the 2010 fiscal year, subject to the satisfaction of customary closing conditions, including regulatory approvals. Beginning in the second quarter of the 2010 fiscal year, the financial results of the securities clearing business will be accounted for as a discontinued operation and the operations outsourcing solutions business retained by Broadridge will be aggregated into the Securities Processing Solutions segment.

For the second quarter of fiscal year 2010, revenues from continuing operations increased 21% to $529.7 million compared to $437.5 million for the same period last year, primarily as a result of higher contributions from fee revenues of $59.7 million and higher distribution revenues of $32.5 million. Higher fee revenues were driven primarily by event-driven mutual fund proxy revenues. Pre-tax margins from continuing operations of 12.9% increased compared to 11.1% for the same period last year, as a result of higher margin revenue.

Net earnings from continuing operations increased 72% to $51.5 million from $30.0 million for the same period last year, primarily due to higher revenues and a lower effective tax rate. Diluted earnings per share from continuing operations increased to $0.37 per share on lower weighted-average shares outstanding, compared to $0.21 per share for the same period last year. Our closed sales of $58.1 million for the quarter increased 30% above last year’s comparable quarter. During the second quarter of fiscal year 2010, the Company repurchased approximately 2.6 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $22.62 per share.

Financial Results for Year-to-Date Fiscal Year 2010

For the six months ended December 31, 2009, revenues from continuing operations increased 8% to $967.9 million compared to $893.0 million for the same period last year, primarily driven by higher contributions from fee revenues of $55.7 million and higher distribution revenues of $19.2 million. Pre-tax margins from continuing operations of 11.5% declined compared to 12.1% for the same period last year as a result of a one-time gain from the purchase of the senior notes in fiscal year 2009. Excluding this one-time gain, pre-tax margins would be up 0.4 percentage points.

Net earnings from continuing operations increased 18% to $78.1 million from $66.1 million for the same period last year, primarily due to higher revenues and a lower effective tax rate. Diluted earnings per share from continuing operations increased to $0.56 per share on lower weighted-average shares outstanding, compared to $0.47 per share for the same period last year. Our closed sales of $88.1 million increased 36% above last year’s comparable period. During the first six months of fiscal year 2010, the Company repurchased approximately 6.1 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $21.43 per share.

Analysis of Second Quarter Fiscal Year 2010

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment in the second quarter of fiscal year 2010 increased 33% to $393.3 million compared to the second quarter of fiscal year 2009. The increase was driven primarily by higher event-driven mutual fund proxy revenues and related distribution revenues. Operating margin increased by 6.2 percentage points compared to the second quarter of fiscal year 2009, as a result of higher event-driven proxy activity.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment in the second quarter of fiscal year 2010 decreased 9% to $133.8 million compared to the second quarter of fiscal year 2009. The decrease was primarily related to the carryover impact of the previously announced client losses and price concessions and lower trade volumes in our equity and fixed income businesses, slightly offset by an increase in new business. Non-trade revenues and operations outsourcing revenues were essentially unchanged. Operating margin decreased 8.5 percentage points compared to the second quarter of fiscal year 2009, as a result of lower revenues.

Other

Revenues from Other in the second quarter of fiscal year 2010 increased $2.1 million compared to the second quarter of fiscal year 2009, reflecting primarily one-time termination fees. Pre-tax loss from continuing operations for Other was $6.8 million for the second quarter of fiscal year 2010, an improvement of $1.3 million, compared to the second quarter of fiscal year 2009. The improvement is primarily related to one-time termination fees.

Fiscal Year 2010 Financial Guidance

We anticipate our revenue growth from continuing operations to be in the range of 7% to 9%. Our GAAP earnings per share from continuing operations are expected to be in the range of $1.56 to $1.66 on a diluted share basis. Our non-GAAP earnings per share from continuing operations are expected to be in the range of $1.50 to $1.60 on a diluted share basis, which excludes a positive $0.06 per share impact of a one-time foreign tax credit. Our GAAP earnings per share are expected to be in the range of $1.40 to $1.50 on a diluted share basis, which includes a $0.16 loss on the pending sale of the securities clearing business. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 139 million shares. In addition, our fiscal year 2010 financial guidance assumes that the Penson transaction closes during the second half of our 2010 fiscal year.

We anticipate margins from continuing operations before interest and taxes in the range of 15.4% to 16.0% (non-GAAP). Our effective annual tax rate will be approximately 34.7% (GAAP) and approximately 36.7% (non-GAAP), excluding the one-time foreign tax credit of $0.06 per share. Free cash flow is expected to be in the range of $235 million to $270 million. Our closed sales forecast for fiscal year 2010 is expected to be in a range of $185 million to $205 million.

Mr. Daly commented, “I am pleased with our second quarter financial results, our sales continue to be strong and our proven strong free cash flows continue as anticipated. These results should enable us to achieve our financial guidance for this fiscal year. As we move forward with our clear and executable strategy, we remain confident in Broadridge’s future to grow our business to the benefit of our shareholders, customers and associates.”

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP financial measures and should be viewed in addition to, and not as a substitute for, the Company’s measures of financial performance prepared in accordance with GAAP. Management believes that such non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide investors with a more complete understanding of Broadridge’s underlying operational results. These non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held today, Thursday, February 4, at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 60 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed-income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Revenues	$529.7	$437.5	$967.9	$893.0

Cost of revenues	399.7	328.2	738.2	676.4
Selling, general and administrative expenses	58.4	62.0	111.8	115.7
Other (income) expenses, net	3.1	(1.4)	6.9	(6.9)

Total expenses	461.2	388.8	856.9	785.2

Earnings from continuing operations before income taxes	68.5	48.7	111.0	107.8
Provision for income taxes	17.0	18.7	32.9	41.7

Net earnings from continuing operations	51.5	30.0	78.1	66.1
Loss from discontinued operations, net of tax benefit	(17.9)	(0.1)	(18.1)	(0.6)

Net earnings	$33.6	$29.9	$60.0	$65.5

Earnings per share:
Basic earnings per share from continuing operations	$0.38	$0.21	$0.57	$0.47
Basic loss per share from discontinued operations	(0.13)	—	(0.13)	—

Basic earnings per share	$0.25	$0.21	$0.44	$0.47

Diluted earnings per share from continuing operations	$0.37	$0.21	$0.56	$0.47
Diluted loss per share from discontinued operations	(0.13)	—	(0.13)	(0.01)

Diluted earnings per share	$0.24	$0.21	$0.43	$0.46

Weighted-average shares outstanding:
Basic	135.7	140.2	136.9	140.3
Diluted	139.5	141.3	140.0	141.7

Dividends declared per common share	$0.14	$0.07	$0.28	$0.14

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	December 31, 2009	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$147.1	$173.4
Accounts receivable, net of allowance for doubtful accounts of $1.3 and $2.3, respectively	314.6	381.0
Other current assets	87.8	83.2
Assets of discontinued operations	1,430.5	1,414.2

Total current assets	1,980.0	2,051.8
Property, plant and equipment, net	75.6	75.4
Other non-current assets	126.0	136.3
Goodwill	486.4	481.8
Intangible assets, net	27.7	29.4

Total assets	$2,695.7	$2,774.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70.2	$72.0
Accrued expenses and other current liabilities	181.8	216.7
Deferred revenues	24.0	34.6
Liabilities of discontinued operations	1,144.4	1,106.6

Total current liabilities	1,420.4	1,429.9
Long-term debt	324.1	324.1
Other non-current liabilities	54.0	60.8
Deferred revenues	50.5	50.9

Total liabilities	1,849.0	1,865.7

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 143.2 shares and 141.8 shares, respectively; outstanding, 134.6 and 139.3 shares, respectively	1.4	1.4
Additional paid-in capital	546.6	505.9
Retained earnings	454.4	432.3
Treasury stock—at cost, 8.6 and 2.5 shares, respectively	(169.4)	(37.5)
Accumulated other comprehensive income	13.7	6.9

Total stockholders’ equity	846.7	909.0

Total liabilities and stockholders’ equity	$2,695.7	$2,774.7

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Investor Communication Solutions	$393.3	$295.5	$703.2	$609.3
Securities Processing Solutions	133.8	146.5	263.9	285.9
Other	2.2	0.1	2.2	0.4
Foreign currency exchange	0.4	(4.6)	(1.4)	(2.6)

Total	$529.7	$437.5	$967.9	$893.0

	Earnings (Loss) from Continuing Operations Before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Investor Communication Solutions	$50.9	$19.8	$74.3	$43.1
Securities Processing Solutions	23.4	38.1	49.0	73.4
Other	(6.8)	(8.1)	(13.4)	(8.9)
Foreign currency exchange	1.0	(1.1)	1.1	0.2

Total	$68.5	$48.7	$111.0	$107.8

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Earnings per Share and EBIT From Continuing Operations FY 2010 Guidance

(In millions, except per share amounts)

(Unaudited)

Earnings per Share From Continuing Operations Non-GAAP to GAAP Reconciliation	Low	High
Diluted EPS Before One-Time Items (Non-GAAP)	$1.50	$1.60
Foreign Tax Credit - Tax Restructuring	0.06	0.06

Diluted EPS (GAAP)	$1.56	$1.66

EBIT From Continuing Operations Non-GAAP to Earnings From Continuing Operations Before Income Taxes GAAP Reconciliation	Low	High
EBIT From Continuing Operations (Non-GAAP)	$341	$363
Margin % (Non-GAAP)	15.4%	16.0%
Interest on Borrowings	(11)	(10)

	0.5%	0.5%

Earnings From Continuing Operations Before Income Taxes (GAAP)	$330	$353

Margin % (GAAP)	14.9%	15.6%

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow Guidance

(In millions)

(Unaudited)

	FY10 Range
	Low	High
Net earnings from continuing operations (GAAP)	$216	$230
Depreciation and amortization	60	62
Stock-based compensation expense	31	33
Other	(5)	(5)

Subtotal	302	320
Working capital changes	(12)	(8)
Long-term assets & liabilities changes		3

Net cash flow provided by continuing operating activities	290	315
Cash flows from investing activities
Capital expenditures & purchase of intangibles	(55)	(45)

Free cash flow (non-GAAP)	$235	$270